KeySpan Energy
           Unaudited Pro Forma Consolidated Condensed Income Statement
                          Year Ended December 31, 1999
                            (In Thousands of Dollars)

                                                    Eastern      Transaction      Pro                      Transaction
                                         KeySpan  Enterprises    Adjustments      Forma      EnergyNorth   Adjustments     Pro Forma
                                     ----------- -------------  --------------  ------------ ------------  ---------     -----------
REVENUES
Gas Distribution                       1,753,132       690,809                    2,443,941   124,863                      2,568,804
Marine Services                                -       267,269                      267,269         -                        267,269
Electric Services                        861,582             -                      861,582         -                        861,582
Gas Exploration and Production           150,581             -                      150,581         -                        150,581
Energy Related Services and Other        189,318        20,624                      209,942         -                        209,942
                                     ----------- -------------  ----------      ----------- ---------     ---------       ----------
Total Revenues                         2,954,613       978,702           -        3,933,315   124,863            -         4,058,178
                                     ----------- -------------  ----------      ----------- ---------     ---------       ----------

OPERATING EXPENSES
Purchased gas                            744,432       339,274                    1,083,706    73,961                      1,157,667
Purchased fuel                            17,252             -                       17,252         -                         17,252
Operations and maintenance             1,091,166       403,465                    1,494,631    27,086                      1,521,717
Depreciation, depletion and
  amortization                           253,440        81,373      26,318  (5)     361,131     7,845        4,053  (11)     373,029
Operating taxes                          366,154        41,151                      407,305     3,812                        411,117
                                     ----------- -------------  ----------      ----------- ---------     ---------      ----------
Total Operating Expenses               2,472,444       865,263      26,318        3,364,025   112,704        4,053         3,480,782
                                     ----------- -------------  ----------      ----------- ---------     ---------       ----------

OPERATING INCOME                         482,169       113,439    (26,318)          569,290    12,159      (4,053)           577,396
                                     ----------- -------------  ----------      ----------- ---------     ---------       ----------

OTHER INCOME AND (DEDUCTIONS)
Income from equity investments            15,347             -                       15,347         -                         15,347
Interest income                           26,993         7,964                       34,957         -                         34,957
Minority interest                       (11,141)             -                     (11,141)         -                       (11,141)
Other                                      6,297         8,980                       15,277       525                         15,802
                                     ----------- -------------  ----------      ----------- ---------     ---------       ----------
Total Other Income                        37,496        16,944           -           54,440       525          -              54,965
                                     ----------- -------------  ----------      ----------- ---------     ---------       ----------

INCOME BEFORE INTEREST CHARGES
   AND INCOME TAXES                      519,665       130,383    (26,318)          623,730    12,684      (4,053)           632,361

INTEREST CHARGES                         124,692        37,274     139,077  (4)     301,043     4,915      16,250  (10)      322,208
INCOME TAXES                             136,362        36,154    (48,677)  (6)     123,839     3,740      (5,688) (12)      121,891

                                     ----------- -------------  ----------      ----------- ---------     ---------       ----------
NET INCOME                               258,611        56,955   (116,718)          198,848     4,029     (14,615)           188,262

Preferred stock dividend requirements     34,752         1,862           -           36,614         -          -              36,614
                                     -----------  ------------  ----------      ----------- ---------     ---------       ----------

EARNINGS FOR COMMON STOCK                223,859        55,093   (116,718)          162,234     4,029     (14,615)           151,648
                                     =========== =============  ==========      =========== =========     =========       ==========

Average shares outstanding (000)         138,526                                    138,526                                  138,526

BASIC AND DILUTED EARNINGS PER
  COMMON SHARE                              1.62                                       1.17                                     1.09
                                     ===========                               ============                               ==========

                              EX-99.2

                                 KeySpan Energy
            Unaudited Pro Forma Consolidated Condensed Balance Sheet
                                 March 31, 2000
                            (In Thousands of Dollars)

                                          KeySpan         Eastern      Transaction                           Transaction
                                          Energy        Enterprises    Adjustments  Pro Forma   EnergyNorth  Adjustments   Pro Forma
                                         -----------  ---------------- ----------   -----------  -----------  ---------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments         219,338       31,722                    251,060     2,098                     253,158
   Customer accounts receivable, net           940,527      194,208                  1,134,735    26,505                   1,161,240
   Other                                       251,454       69,395                    320,849     8,478                     329,327
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------
                                             1,411,319      295,325           -      1,706,644    37,081          -        1,743,725
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------

EQUITY INVESTMENTS AND OTHERS                  444,542       13,444           -        457,986         -          -          457,986
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------


PROPERTY
   Electric                                  1,355,217            -                  1,355,217         -                   1,355,217
   Gas                                       3,473,376    1,504,786                  4,978,162   174,195                   5,152,357
   Other                                       389,685      698,069                  1,087,754     8,435                   1,096,189
   Accumulated depreciation                 (1,624,278)    (929,594)                (2,553,872)  (58,610)                (2,612,482)
   Gas exploration and production            1,231,840            -                  1,231,840         -                   1,231,840
   Accumulated depletion                      (541,517)           -                   (541,517)        -                   (541,517)
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------
                                             4,284,323    1,273,261           -      5,557,584   124,020          -        5,681,604
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------

DEFERRED CHARGES
   Goodwill, net of amortization               332,043      245,613   1,052,718 (1)  1,630,374         -    162,117   (7)  1,792,491
   Regulatory assets and other                 693,958      143,280                    837,238    16,806                     854,044
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------
                                             1,026,001      388,893   1,052,718      2,467,612    16,806    162,117        2,646,535
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------

TOTAL ASSETS                                 7,166,185    1,970,923   1,052,718     10,189,826   177,907    162,117       10,529,850
                                           ===========  ===========  ==========     ==========  ========  =========   ==============


LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES
   Current maturities of long-term debt              -       71,551                     71,551       875                      72,426
   Current redemption of preferred stock       363,000            -                    363,000         -                     363,000
   Accounts payable and accrued expenses       893,917      175,646       8,100 (2)  1,152,272    25,421      2,100   (8)  1,192,663
                                                                         74,609 (3)                          12,870   (9)
   Notes payable                                     -            -                          -    16,948                      16,948
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------
                                             1,256,917      247,197      82,709      1,586,823    43,244     14,970        1,645,037
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------

DEFERRED CREDITS AND OTHER LIABILITIES
   Deferred income taxes                       187,512      176,372                    363,884    21,268                     385,152
   Reserves and other liabilities              619,757      199,847                    819,604     5,867                     825,471
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------
                                               807,269      376,219           -      1,183,488    27,135          -        1,210,623
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------

GAS INVENTORY FINANCING                              -       22,202           -         22,202     3,647          -           25,849
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------

CAPITALIZATION
   Common stock                              2,973,388      272,884    (272,884)(1)  2,989,775    35,966    (35,966)  (7)  2,992,293
                                                                         16,387 (3)                           2,518   (9)
   Retained earnings                           558,055      513,120    (513,120)(1)    558,055    22,534    (22,534)  (7)    558,055
   Accumulated comprehensive income              7,366         (575)        575 (1)      7,366         -                       7,366
   Treasury stock purchased                   (722,660)        (583)        583 (1)   (722,660)        -                   (722,660)
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------
     Total common shareholders equity        2,816,149      784,846    (768,459)     2,832,536    58,500    (55,982)       2,835,054
   Preferred stock                              84,339       26,462                    110,801         -                     110,801
   Long-term debt                            2,109,120      513,997   1,738,468 (1)  4,361,585    45,381    203,129   (7)  4,610,095
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------
Total Capitalization                         5,009,608    1,325,305     970,009      7,304,922   103,881    147,147        7,555,950
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------

MINORITY INTEREST                               92,391            -           -         92,391         -          -           92,391
                                           -----------  -----------  ----------     ----------  --------  ---------   --------------

TOTAL LIABILITIES AND CAPITALIZATION         7,166,185    1,970,923   1,052,718     10,189,826   177,907    162,117       10,529,850
                                           ===========  ===========  ==========     ==========  ========  =========   ==============

                                 KeySpan Energy
           Unaudited Pro Forma Consolidated Condensed Income Statement
                        Three Months Ended March 31, 2000
                            (In Thousands of Dollars)


                                                 Eastern    Transaction       Pro                   Transaction
                                       KeySpan Enterprises  Adjustments      Forma     EnergyNorth  Adjustments      Pro Forma
                                  ------------ -----------  ------------   ----------  ------------ ------------    ------------
REVENUES
Gas Distribution                       804,703     355,782                  1,160,485        62,972                    1,223,457
Marine Services                              -      71,270                     71,270             -                       71,270
Electric Services                      334,404           -                    334,404             -                      334,404
Gas Exploration and Production          49,376           -                     49,376             -                       49,376
Energy Related Services and Other      128,130       6,643                    134,773             -                      134,773
                                  ------------ -----------  ------------   ----------  ------------ ------------    ------------
Total Revenues                       1,316,613     433,695             -    1,750,308        62,972            -       1,813,280
                                  ------------ -----------  ------------   ----------  ------------ ------------    ------------

OPERATING EXPENSES
Purchased gas                          412,005     181,404                    593,409        39,421                      632,830
Purchased fuel                          68,493           -                     68,493             -                       68,493
Operations and maintenance             354,605     121,481                    476,086         7,589                      483,675
Depreciation, depletion and
  amortization                          69,581      33,077         6,579 (5)  109,237         2,429        1,013  (11)   112,679
Operating taxes                        115,423      15,617                    131,040           983                      132,023
                                  ------------ -----------  ------------   ----------  ------------ ------------    ------------
Total Operating Expenses             1,020,107     351,579         6,579    1,378,265        50,422        1,013       1,429,700
                                  ------------ -----------  ------------   ----------  ------------ ------------    ------------

OPERATING INCOME                       296,506      82,116       (6,579)      372,043        12,550      (1,013)         383,580
                                  ------------ -----------  ------------   ----------  ------------ ------------    ------------

OTHER INCOME AND (DEDUCTIONS)
Income from equity investments           7,245           -                      7,245             -                        7,245
Interest income                          2,591         634                      3,225             -                        3,225
Minority interest                      (3,029)           -                    (3,029)             -                      (3,029)
Other                                    5,128         203                      5,331           468                        5,799
                                  ------------ -----------  ------------   ----------  ------------ ------------    ------------
Total Other Income                      11,935         837             -       12,772           468            -          13,240
                                  ------------ -----------  ------------   ----------  ------------ ------------    ------------

INCOME BEFORE INTEREST CHARGES
  AND INCOME TAXES                     308,441      82,953       (6,579)      384,815        13,018      (1,013)         396,820

INTEREST CHARGES                        44,125      11,691        34,769 (4)   90,585         1,348        4,063  (10)    95,996
INCOME TAXES                            92,072      29,790      (12,169) (6)  109,693         4,638      (1,422)  (12)   112,909

                                  ------------ -----------  ------------   ----------  ------------ ------------    ------------
NET INCOME                             172,244      41,472      (29,179)      184,537         7,032      (3,654)         187,915

Preferred stock dividend requirements    8,691         433             -        9,124             -            -           9,124
                                  ------------ -----------  ------------   ----------  ------------ ------------    ------------

EARNINGS FOR COMMON STOCK              163,553      41,039      (29,179)      175,413         7,032      (3,654)         178,791
                                  ============ ===========  ============   ==========  ============ ============    ============

Average shares outstanding (000)       133,873                                133,873                                    133,873

BASIC AND DILUTED EARNINGS PER
  COMMON SHARE                            1.22                                   1.31                                       1.34
                                  ============                             ==========                               ============

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
           KEYSPAN ENERGY / EASTERN ENTERPRISES / ENERGYNORTH MERGERS

The unaudited pro forma consolidated condensed balance sheet as of March 31, 2000 and the unaudited pro forma consolidated condensed income statement for the three months ended March 31, 2000 and the year ended December 31, 1999 combine the historical information of KeySpan Corporation d/b/a KeySpan Energy ("KeySpan Energy"), Eastern Enterprises ("Eastern") and EnergyNorth Inc. ("EnergyNorth"). The unaudited pro forma consolidated condensed financial statements have been prepared to reflect the mergers under the purchase method of accounting (KeySpan Energy will acquire Eastern and EnergyNorth). Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses directly related to the merger, in excess of the fair value of the net assets acquired is classified as goodwill on the accompanying unaudited pro forma consolidated condensed balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed and any resulting goodwill, are subject to final valuation adjustments in accordance with generally accepted accounting principles.

The pro forma adjustments reflected in the unaudited pro forma consolidated condensed balance sheet are as if the transactions had occurred on March 31, 2000. The unaudited pro forma consolidated condensed income statement for the three months ended March 31, 2000 assumes that these transactions were completed on January 1, 2000. The unaudited pro forma consolidated condensed income statement for the year ended December 31, 1999 assumes that these transactions were completed on January 1, 1999. The unaudited pro forma consolidated condensed financial statements assume that KeySpan Energy will purchase all of the outstanding common stock of Eastern for $64.00 in cash and will purchase all of the outstanding common stock of EnergyNorth for $61.13 in cash. The proposed transactions are expected to close contemporaneously in the fourth quarter of calendar year 2000.

On August 31, 1999, Eastern completed a merger with Colonial Gas Company ("Colonial") which was accounted for using the purchase method of accounting; Eastern was the acquiring company for financial reporting purposes. The unaudited pro forma consolidated condensed income statement for the year ended December 31, 1999, therefore, reflects the results of operations of Colonial for the four month period September 1, 1999 through December 31, 1999.

The unaudited pro forma consolidated condensed financial statements do not reflect the anticipated cost savings that may be obtained from the elimination of duplicate corporate and administrative programs in connection with the mergers or operating efficiencies that may result. KeySpan has identified before-tax synergy savings to be approximately $40 million annually.

The following unaudited pro forma consolidated condensed financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of KeySpan Energy, Eastern and EnergyNorth. The following statements are not necessarily indicative of the financial position or operating results that would have occurred had the proposed transactions been consummated on the date, or at the beginning of the period, for which the proposed transactions are being given effect nor are they necessarily indicative of future operating results or financial position.

                        NOTES TO THE UNAUDITED PRO FORMA
                   CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


NOTE 1.  CASH CONSIDERATION AND ESTIMATED GOODWILL RELATED TO THE
         EASTERN ENTERPRISES MERGER

Cash consideration to be paid to Eastern shareholders will be paid from the proceeds of long-term debt issuances. KeySpan Energy will issue approximately $1.7 billion of acquisition financing at an estimated annual interest rate of 8.0% to finance the merger. KeySpan Energy will acquire all of the outstanding common stock of Eastern for $64.00 per share. If the closing of the merger does not occur by August 6, 2000, the cash consideration of $64.00 per share will be increased by $0.006 per share for each day after August 6, 2000 through the day prior to the closing date. This aggregate additional amount will be reduced by the aggregate amount of any per share increase in any dividend actually paid that is attributable to any period in which the additional amount accrues.

The estimated goodwill reflects the recognition of the excess amount of the purchase price over the fair value of the net assets to be acquired including costs to be incurred directly related to the consummation. The following represents the estimated goodwill calculation:


Common shares outstanding
       at March 31, 2000                             27,163,570
Share price                                     $            64.00
                                                ------------------
Purchase price                                  $ 1,738,468,480
Common equity of Eastern                           (784,846,000)
                                                ------------------
                                                $   953,622,480
Estimated transaction costs (See Note 2)              8,100,000
Estimated restructuring and other
        costs (See Note 3)                           90,996,000
                                                ------------------
Estimated Goodwill                              $ 1,052,718,480
                                                ==================
Amortization period                                          40
Estimated yearly amortization                   $    26,317,962
                                                ==================
Estimated quarterly amortization                $     6,579,491
                                                ==================


A final determination of goodwill may reflect certain purchase accounting adjustments based on actuarial valuations related to employee benefit plans, estimates with respect to the effect of consolidation of certain corporate and administrative functions, completion of studies related to environmental issues, possible contract and asset impairment charges, possible asset sales, and other adjustments.

NOTE 2. ESTIMATED  TRANSACTION  COSTS  ASSOCIATED  WITH THE EASTERN  ENTERPRISES
        MERGER

KeySpan Energy will incur direct expenses related to the merger, including accounting, investment banking, legal and consulting fees. The pro forma adjustments include an estimate for KeySpan's merger-related costs of $8.1 million, which is included in goodwill.

NOTE 3.  ESTIMATED RESTRUCTURING AND OTHER COSTS

Eastern expects to incur direct expenses related to the merger, including accounting, investment banking, legal and consulting fees of approximately $13.9 million. In addition, Eastern expects to incur expenses of approximately $60.7 million for certain contractual obligations (e.g. "change in control" payments) and nonqualified stock options that will be "cashed out". These costs will be expensed as incurred by Eastern and have been included in the calculation of estimated goodwill. Further, certain Eastern options will be converted to options to purchase KeySpan Energy stock. The estimated value of such options, which are primarily fully vested, approximate $16.4 million and will be recorded as additional purchase price consideration by KeySpan Energy at the time of the merger.

NOTE 4. INTEREST EXPENSE

Interest expense reflects the issuance of approximately $1.7 billion of acquisition financing at an estimated annual interest rate of 8.0%. As discussed in Note 1 "Cash Consideration and Estimated Goodwill Related to the Eastern Enterprises Merger", KeySpan Energy will issue debt to finance the merger with Eastern. A change in the actual interest rate of .125%, as compared to the estimated interest rate, will have approximately a $1.4 million annual and $0.4 million quarterly effect on net income.

NOTE 5. AMORTIZATION OF GOODWILL ASSOCIATED WITH THE EASTERN ENTERPRISES MERGER

Goodwill, which is not tax deductible, will be amortized over a 40 year period.

NOTE 6. INCOME TAXES

Income taxes on the unaudited pro forma consolidated condensed income statement have been adjusted to reflect the tax deduction of interest expense at a rate of 35%. A tax benefit has not been provided for goodwill since it is not tax deductible.

NOTE 7. CASH CONSIDERATION AND ESTIMATED GOODWILL RELATED TO THE ENERGYNORTH MERGER

Cash consideration to be paid to EnergyNorth shareholders will be paid from the proceeds of long- term debt issuances. KeySpan Energy will issue approximately $203.1 million in acquisition financing at an estimated annual interest rate of 8.0% to finance the merger. KeySpan Energy will acquire all of the outstanding common stock of EnergyNorth for $61.13 per share. The cash consideration to be paid to EnergyNorth shareholders is subject to a per share increase of .589 times the per share increase amount above $64.00 per share paid to Eastern shareholders. The estimated goodwill reflects the recognition of the excess amount of the purchase price over the fair value of the net assets acquired including adjustments for costs to be incurred directly related to the consummation. The following represents the estimated goodwill calculation:



Common shares outstanding
       at March 31, 2000                              3,322,903
Share price                                    $             61.13
                                               -------------------
Purchase price                                 $    203,129,060
Common equity of EnergyNorth                        (58,500,000)
                                               -------------------
                                               $     144,629,060
Estimated transaction costs (See Note 8)               2,100,000
Estimated restructuring and other
       costs (See Note 9)                             15,388,000
                                               -------------------
Estimated Goodwill                             $     162,117,060
                                               ===================
Amortization period                                           40
Estimated yearly amortization                  $       4,052,927
                                               ===================
Estimated quarterly amortization               $       1,013,232
                                               ===================


A final determination of goodwill may reflect certain purchase accounting adjustments based on actuarial valuations related to employee benefit plans, estimates with respect to the effect of consolidation of certain corporate and administrative functions, completion of studies related to environmental issues, possible contract and asset impairment charges, possible asset sales, and other adjustments.

NOTE 8. ESTIMATED TRANSACTION COSTS ASSOCIATED WITH THE ENERGYNORTH MERGER

KeySpan Energy and Eastern will incur direct expenses related to the merger, including accounting, investment banking, legal and consulting fees. The pro forma adjustments include an estimate for these costs of $2.1 million, which is included in goodwill.

NOTE 9.  ESTIMATED RESTRUCTURING AND OTHER COSTS

EnergyNorth expects to incur direct expenses related to the merger, including accounting, investment banking, legal and consulting fees of approximately $4.7 million. In addition, EnergyNorth expects to incur expenses of approximately $8.2 million for certain contractual obligations (e.g. "change in control" payments). These costs will be expensed as incurred by EnergyNorth and have been included in the calculation of estimated goodwill. Further, EnergyNorth options will be converted to options to purchase KeySpan Energy stock. The estimated value of such options, which are primarily fully vested, approximates $2.5 million and will be recorded as additional purchase price consideration by KeySpan Energy at the time of the merger.

NOTE 10. INTEREST EXPENSE

Interest expense reflects the issuance of approximately $203.1 million of acquisition financing at an estimated annual interest rate of 8.0%. As discussed in Note 7 "Cash Consideration and Estimated Goodwill Related to the EnergyNorth Merger", KeySpan Energy will issue debt to finance the merger with EnergyNorth. A change in the actual interest rate of .125%, as compared to the estimated interest rate, will have approximately a $0.2 million annual and an immaterial quarterly effect on net income.


NOTE 11. AMORTIZATION OF GOODWILL ASSOCIATED WITH THE ENERGYNORTH MERGER

Goodwill, which is not tax deductible, will be amortized over a 40 year period.

NOTE 12. INCOME TAXES

Income taxes on the unaudited pro forma consolidated condensed income statement have been adjusted to reflect the tax deduction of interest expense at a rate of 35%. A tax benefit has not been provided for goodwill since it is not tax deductible.